Exhibit 99.1

Sun Hydraulics Reports Strong Earnings in 2014, Announces Shared Distribution
SARASOTA, FL, February 23, 2015 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-end 2014 and the Board of Directors announced a $6.1 million shared distribution.

(Dollars in millions except net income per share)
	December 27, 2014	December 28, 2013	Increase
Twelve Months Ended
Net sales	$227.7	$205.3	11%
Net income	$43.8	$38.0	15%
Net income per share:
Basic	$1.65	$1.45	14%
Diluted	$1.65	$1.45	14%
Three Months Ended
Net sales	$54.8	$49.1	12%
Net income	$10.3	$8.3	24%
Net income per share:
Basic	$0.39	$0.32	22%
Diluted	$0.39	$0.32	22%

“Demand was strong throughout the fourth quarter, capping off another record year for Sun,” said Allen Carlson, Sun's President and CEO. "All geographic end markets expanded in the quarter, led by robust demand in North America, which was up 18%. Asia/Pacific and Europe were each up 5%. For the year, we were able to drive double digit top and bottom line growth. Our performance led the Board to once again declare a shared distribution, recognizing the importance of both employees and shareholders.”

"We made significant investments for future growth in 2014, and are seeing positive signs as a result," continued Carlson. "Our larger physical footprint provides the capacity to grow and drive operational improvements. This leads to faster response times to better satisfy our customers. New products, including prototype valves utilizing our new licensed Sturman technology, are creating interesting opportunities with both existing and new customers. Product development efforts increase our capabilities and enhance our offering of integrated package solutions. We anticipate continued product development and releases in 2015."

Concluding, Carlson commented, "Despite some headwinds, 2015 is off to a good start. The breadth and depth of our product line lends itself well to serving diverse end-user markets and eliminating reliance on any one industry. Geographically, there are pockets of strength, including North America and parts of Europe. In China, we have expanded our customer base, which mitigates a slowdown in Asia/Pacific. We remain ready to respond to business conditions in 2015. Our diverse end markets, coupled with on-going investment in products and marketing efforts prepare Sun for future business growth. We also have the infrastructure in place and a strong balance sheet to capitalize on opportunities."
Shared Distribution
The 2014 shared distribution totals approximately $6.1 million. It consists of a contribution to employees equal to 10% of wages, most of which will be paid into retirement plans in the form of Sun Hydraulics stock, and a $0.09 per share cash dividend to be paid to all shareholders. The shared distribution dividend is payable on March 31, 2015, to shareholders of record as of March 15, 2015.
Outlook
First quarter 2015 revenues are expected to be approximately $55 million, down 3% from the first quarter of 2014, primarily driven by a strong U.S. Dollar against the Euro. Earnings per share are estimated to be $0.40 to $0.42 compared to $0.43 in the same period a year ago. The first quarter will look similar on the top line to the fourth quarter, but operationally we expect to drive more profit to the bottom line.

Webcast
Sun Hydraulics Corporation will broadcast its 2014 fourth quarter and year-end financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, February 24, 2015. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-364-3109 and using 5125675 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 27, 2014, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2014. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	December 27, 2014	December 28, 2013

Net sales	$54,803	$49,050
Cost of sales	33,025	29,608
Gross profit	21,778	19,442
Selling, engineering and administrative expenses	7,445	7,039
Operating income	14,333	12,403
Interest (income) expense, net	(666)	(258)
Foreign currency transaction (gain) loss, net	(509)	41
Miscellaneous (income) expense, net	137	(87)
Income before income taxes	15,371	12,707
Income tax provision	5,044	4,364
Net income	$10,327	$8,343
Basic net income per common share	$0.39	$0.32
Weighted average basic shares outstanding	26,548	26,336
Diluted net income per common share	$0.39	$0.32
Weighted average diluted shares outstanding	26,548	26,336
Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	For the year ended
	December 27, 2014	December 28, 2013

Net sales	$227,673	$205,267
Cost of sales	133,781	122,306
Gross profit	93,892	82,961
Selling, engineering and administrative expenses	29,821	26,790
Operating income	64,071	56,171
Interest income, net	(1,592)	(967)
Foreign currency transaction gain, net	(764)	(27)
Miscellaneous (income) expense, net	685	(7)
Income before income taxes	65,742	57,172
Income tax provision	21,967	19,188
Net income	$43,775	$37,984
Basic net income per common share	$1.65	$1.45
Weighted average basic shares outstanding	26,456	26,206
Diluted net income per common share	$1.65	$1.45
Weighted average diluted shares outstanding	26,456	26,206
Dividends declared per share	$1.45	$0.45

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 27, 2014	December 28, 2013

Assets
Current assets:
Cash and cash equivalents	$56,843	$54,912
Restricted cash	319	334
Accounts receivable, net of allowance for doubtful accounts of $172 and $117	17,501	16,984
Inventories	14,098	13,853
Income taxes receivable	—	954
Deferred income taxes	467	474
Short-term investments	43,353	38,729
Other current assets	2,966	2,816
Total current assets	135,547	129,056
Property, plant and equipment, net	77,716	75,731
Goodwill	5,141	5,221
Other assets	4,360	3,470
Total assets	$222,764	$213,478
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,873	$4,630
Accrued expenses and other liabilities	7,908	7,016
Income taxes payable	559	—
Dividends payable	2,392	2,372
Total current liabilities	15,732	14,018
Deferred income taxes	8,501	7,747
Other noncurrent liabilities	272	285
Total liabilities	24,505	22,050
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,572,774 and 26,352, 692 shares outstanding	27	26
Capital in excess of par value	73,499	65,391
Retained earnings	128,818	123,420
Accumulated other comprehensive income (loss)	(4,085)	2,591
Total shareholders’ equity	198,259	191,428
Total liabilities and shareholders’ equity	$222,764	$213,478

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Twelve months ended
	December 27, 2014	December 28, 2013

Cash flows from operating activities:
Net income	$43,775	$37,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,718	7,227
(Gain)Loss on disposal of assets	171	462
Gain on investment in business	—	(528)
Stock-based compensation expense	3,899	3,047
Deferred director and phantom stock unit expense (income)	35	70
Stock compensation income tax benefit	(137)	(303)
Allowance for doubtful accounts	55	(7)
Provision for slow moving inventory	(37)	—
Provision for deferred income taxes	1,265	291
(Increase) decrease in, net of acquisition:
Accounts receivable	(572)	(3,210)
Inventories	(208)	(1,226)
Income taxes receivable	1,091	77
Other current assets	(150)	(167)
Other assets	69	383
Increase (decrease) in, net of acquisition:
Accounts payable	243	24
Income taxes payable	559	—
Accrued expenses and other liabilities	4,118	3,155
Other noncurrent liabilities	(48)	(156)
Net cash provided by operating activities	62,846	47,123
Cash flows from investing activities:
Investment in business, net of cash acquired	—	(923)
Investment in licensed technology	(1,075)	—
Capital expenditures	(10,667)	(17,935)
Proceeds from dispositions of equipment	37	230
Purchases of short-term investments	(51,236)	(28,356)
Proceeds from sale of short-term investments	44,765	26,764
Net cash used in investing activities	(18,176)	(20,220)
Cash flows from financing activities:
Stock compensation income tax benefit	137	303
Proceeds from stock issued	846	859
Dividends to shareholders	(38,357)	(9,435)
Change in restricted cash	15	(5)
Net cash used in financing activities	(37,359)	(8,278)
Effect of exchange rate changes on cash and cash equivalents	(5,380)	1,809
Net increase (decrease) in cash and cash equivalents	1,931	20,434
Cash and cash equivalents, beginning of period	54,912	34,478
Cash and cash equivalents, end of period	$56,843	$54,912
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$19,693	$19,123
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,226	$3,486
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$—	$294
Unrealized gain (loss) on available for sale securities	$(671)	$(22)

Contact:
Dennis Tichio
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200